Exhibit 99.1

Company Contact:
BK Technologies Corporation
William Kelly, EVP & CFO
(321) 984-1414

BK Technologies Declares Quarterly Dividend of $0.02 per Share

WEST MELBOURNE, FL, March 2, 2020 – BK Technologies Corporation (NYSE American: BKTI) today announced that today its Board of Directors declared a quarterly dividend of $0.02 per share of the Company’s common stock, payable on April 13, 2020 to shareholders of record of the Company’s common stock as of the close of business on March 31, 2020.

Kyle Cerminara, Chairman of the Board, said, “We are pleased to continue the Company’s capital return program with the declaration of our sixteenth consecutive quarterly dividend.”

About BK Technologies

BK Technologies Corporation is an American holding company deeply rooted in the public safety communications industry, with its operating subsidiary manufacturing high-specification communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies. BK Technologies is honored to serve our public safety heroes with reliable equipment when every moment counts. The Company’s common stock trades on the NYSE American market under the symbol “BKTI”. Maintaining its headquarters in West Melbourne, Florida, BK Technologies can be contacted through its web site at www.bktechnologies.com or directly at 1-800-821-2900.